Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Quintiles Transnational Holdings Inc., filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated February 15, 2013 relating to the financial statements and financial statement schedules of Quintiles Transnational Holdings Inc. and to the reference to us under the heading “Experts”, which appears in Quintiles Transnational Holdings Inc.’s Form S-1 Registration Statement (File No. 333-186708), as amended on April 26, 2013.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

May 8, 2013